Exhibit 10.6

WATER SUPPLY AND SERVICES AGREEMENT

by and between

CNX WATER ASSETS LLC

and

CNX THERMAL HOLDINGS LLC

dated as of

[                    ], 2015

i

WATER SUPPLY AND SERVICES AGREEMENT

THIS WATER SUPPLY AND SERVICES AGREEMENT (as may be amended, revised, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [            ], 2015 (the “Execution Date”), is by and between CNX WATER ASSETS LLC, a West Virginia limited liability company (“CONSOL”), and CNX THERMAL HOLDINGS LLC, a Delaware limited liability company (“CTH”). CONSOL and CTH may be referred to herein separately as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, CTH owns an undivided interest in, and has been designated as the operator of, those certain coal mines in Greene and Washington Counties, Pennsylvania and Marshall County, West Virginia, commonly known as the Bailey Mine, the Enlow Fork Mine and the Harvey Mine, and the related preparation plant commonly known as the Bailey preparation plant (the “Pennsylvania Mine Complex”);

WHEREAS, as the operator of the Pennsylvania Mine Complex, CTH has been delegated authority and charged with overseeing, supervising and managing the day-to-day operations associated with or conducted at the Pennsylvania Mine Complex, which include acquiring water necessary to support mining operations at the Pennsylvania Mine Complex (the “Mine Operations Water”) and arranging for the handling, treatment, transportation and disposal of produced water and fluids from the Pennsylvania Mine Complex (the “Mine Produced Water”); and

WHEREAS, CTH desires to contract with CONSOL for the option (but not the obligation) for CONSOL, as an independent contractor, to provide, directly or indirectly, certain services with respect to Mine Operations Water and Mine Produced Water, subject to and upon the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, conditions and obligations set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. For purposes hereof, the capitalized terms used herein and not otherwise defined have the meanings set forth in Appendix I.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Appendix, Article, Section, subsection and other subdivision of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Appendix, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law means such Law as it may be amended from time to time. If a date specified herein for providing any notice or taking any action is not a Business Day, then the date for giving such notice or taking such action shall be the next day which is a Business Day.

ARTICLE II

WATER SUPPLY SERVICES; WATER TREATMENT SERVICES

2.1 Water Supply Services.

(a) CTH shall have the option, but not the obligation, upon reasonable advance prior notice to acquire from CONSOL Mine Operations Water in an amount designated by CTH in accordance with Section 2.1(c) not to exceed the maximum amount set forth in the then-current Pennsylvania Department of Environmental Protection permit, which is 600 gallons per minute as of the Execution Date (such Mine Operations Water for which CTH has elected to acquire, the “Purchased Water”) and to receive from CONSOL the Supply Services with respect to such Purchased Water.

(b) All Purchased Water received by CTH at a Delivery Point shall be measured by a suitable measurement device located at or near any such Delivery Point to be furnished and installed (or caused to be furnished and installed) by CTH and subsequently kept in repair (or caused to be kept in repair) by CTH, in each case, at CTH’s sole cost and expense. All such measurement devices shall be installed and operated in accordance with the applicable manufacturer’s recommended specifications. Subject to the foregoing, CTH shall be responsible for the operation, recording and proving of all measurement devices. CTH shall test and prove all such measurement devices periodically and upon the reasonable request of CONSOL. CONSOL shall have the right to have witnesses present at all testing and proving procedures performed by CTH, and CTH shall provide CONSOL written notice at least five Business Days prior to performing any such procedures. CONSOL, at its sole cost, shall have the right to install check meters upstream of CTH’s measurement devices.

(c) Contemporaneously with the execution of this Agreement, CTH has provided CONSOL with its nominations for the remainder of the quarter in which the Execution Date occurs. On or before 10 Business Days prior to the beginning of each quarter of each Term Year, CTH shall provide CONSOL written notice nominating the average daily volumes of Purchased Water CTH estimates it will acquire during the applicable quarter (the “Nominated Volume”). If CTH fails to timely provide written notice of its nominations for the applicable quarter, CTH’s Nominated Volume for the immediately preceding quarter shall apply to such quarter.

(d) CTH shall pay CONSOL each month in accordance with the terms of this Agreement for Supply Services provided by CONSOL an amount equal to the product of (i) the amount equal to the sum of (A) the aggregate volume of Purchased Water, stated in gallons, received by CTH during such month and (B) the Shortfall Volumes (if any) multiplied by (ii) the Supply Fee. Unless otherwise agreed by the Parties, the Supply Fee will be the applicable fee for the Supply Services during the Initial Term. The Supply Fee applicable to the Supply Services during each Additional Term (if any) will be as mutually agreed by the Parties based on then-current market conditions; provided that if the Parties are unable to agree on the Supply Fee applicable to the Supply Services during an Additional Term, then CONSOL shall be under no obligation to provide the Supply Services.

(e) All Purchased Water delivered by CONSOL shall be subject to, and comply with, any water quality standards imposed by any applicable permits, contracts and/or Law.

(f) Title to any Purchased Water shall remain with CONSOL until acceptance of such Purchased Water by CTH at the Delivery Point.

2.2 Water Treatment Services.

(a) CTH shall have the option, but not the obligation, upon reasonable advance prior notice to receive from CONSOL the Treatment Services with respect to Treatment Water delivered to the Receipt Point.

(b) CTH shall pay CONSOL each month in accordance with the terms of this Agreement for Treatment Services provided by CONSOL an amount equal to the product of (i) the aggregate volume of Treatment Water, stated in gallons, delivered by CTH to CONSOL during such month multiplied by (ii) the Treatment Fee. Unless otherwise agreed by the Parties, the Treatment Fee will be the fee for the Treatment Services during the first Term Year. The Treatment Fee applicable to the Treatment Services during each succeeding Term Year following will be as mutually agreed by the Parties based on then-current market conditions and operating costs of the Water Treatment Facility, which for the avoidance of doubt shall include maintenance expenses but shall not include any Capital Expenses. In the event the Parties are unable to agree on the Treatment Fee applicable to the Treatment Services with regard to a Term Year following the first Term Year then such Treatment Fee shall default to the fair market rate based on the actual costs of CONSOL in providing the Treatment Services, including a reasonable amount of overhead costs; provided that if the Parties are unable to agree upon the default rate, such default rate shall be determined through arbitration in accordance with Section 2.9.

(c) CONSOL shall treat all Treatment Water to the standards required by Law, including the standards contained in the applicable National Pollutant Discharge Elimination System permits.

2.3 Water Treatment Facility Services. CONSOL shall oversee, supervise and manage the day-to-day operations associated with the Water Treatment Facility and perform all acts necessary to maintain and operate the Water Treatment Facility in compliance with applicable Law, including taking and providing water samples to Governmental Authorities, and any instructions provided by CTH from time to time (the “Operational Services”). All capital expenditures related to or required in connection with the Water Treatment Facility and/or any pipelines related to, or measurement facilities at or upstream of, the Water Treatment Facility (collectively, the “Capital Expenses”) shall be the sole responsibility of CTH.

2.4 Water Services Standard of Care. CONSOL shall perform the Water Services consistently with past practices and in a manner that, individually or in the aggregate, is not grossly negligent and does not constitute willful misconduct; provided that, for the avoidance of doubt, the total number of applicable permit violations by CONSOL during the Term shall be considered in determining whether CONSOL has acted with gross negligence or willful misconduct.

2.5 Access Rights.

(a) CTH shall provide CONSOL access to and use of those certain assets and facilities owned or controlled by CTH, including the Water Treatment Facility, the Dam Supply Pipeline, the Discharge Pipelines and the Water Sources (the “CTH Facilities”) to the extent necessary for CONSOL (i) to perform the Water Services and (ii) at its sole cost and expense, to take and market water to Third Parties and/or to provide services to Third Parties; provided that CTH’s right to Water Services under this Agreement shall have priority over any services provided by CONSOL to Third Parties and CONSOL shall not curtail the Water Services provided to CTH hereunder without first curtailing all services provided to Third Parties to the extent CONSOL is utilizing CTH Facilities to provide such services.

(b) Subject to terms and conditions set forth in this Agreement, CONSOL shall have the sole and exclusive right to market and/or sell water obtained from a Water Source and/or the CTH Facilities to Third Parties.

(c) CONSOL shall defend, indemnify and holds harmless the CTH Indemnified Parties from and against any and all Losses arising out of, resulting from or relating to CONSOL’s use of the CTH Facilities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE CTH INDEMNIFIED PARTIES, EXCEPTING ONLY LOSSES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE CTH INDEMNIFIED PARTIES.

2.6 Insurance. CONSOL shall (i) obtain and maintain any and all insurance that is required by applicable Laws or that would otherwise be required by a reasonable, prudent service provider providing the Water Services and (ii) use its commercially reasonable efforts to name each Owning Party as additional insureds on such subcontractors’ insurance policies (with waivers of subrogation in favor of each Owning Party).

2.7 Payment Terms; Disputed Charges.

(a) No later than 30 days after the end of each calendar month, CONSOL shall prepare and deliver to CTH, an invoice for the Supply Fee, the Treatment Fee and, if applicable, the Shortfall Fee, in each case, incurred during such calendar month (or, in the case of the Shortfall Fee, the applicable quarter).

(b) CONSOL shall provide to CTH such documentation as CTH may reasonably request to support each such invoice.

(c) Each invoice delivered by CONSOL pursuant to this Agreement shall be due and payable no later than 30 days after the receipt of the invoice. All payments shall be made by wire transfer of immediately available funds, to the account (or accounts) designated by CONSOL, from time to time, no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the due date.

(d) In addition to CTH’s right under Section 2.8, if CTH disputes in good faith all or any portion of an invoice delivered by CONSOL pursuant to this Agreement, CTH may deliver written notice of such dispute to CONSOL within 40 days of receipt of such invoice, setting forth in reasonable detail the reasons for such dispute. Notwithstanding the delivery of any such written notice of dispute, CTH shall pay to CONSOL the full amount of such invoice (including any disputed portions of such invoice) in accordance with the terms of this Agreement. If it is determined by the Parties or otherwise that any amount paid by CTH to CONSOL was improperly paid, then subject to Section 2.7(e), CONSOL shall promptly reimburse CTH the amount of such improper payment.

(e) If (i) CTH fails to pay any amount when due or (ii) (A) CTH disputes an invoice hereunder, (B) pays the full amount of such invoice and (C) it is determined by the Parties or otherwise that CONSOL must reimburse CTH any portion of the amount of such invoice, then such amount shall bear interest from the due date (or the date the disputed amount was paid by CTH in case of a reimbursement owed by CONSOL to CTH ) to the date such amount is paid by CTH (or CONSOL, if applicable) at the Agreed Rate.

(f) The Parties acknowledge and agree that CONSOL has or may enter into Water Sales Agreements and that, in exchange for the access rights provided under Section 2.5 with respect to such Water Sales Agreements, CTH shall receive a credit against all amounts and fees due and payable by CTH under this Agreement in an amount equal to the Water Sales Credit. CONSOL shall track, and each invoice submitted by CONSOL under this Agreement shall reflect, all Water Sales Credits to which CTH is entitled. If, for any given month, the amount of any Water Sales Credits owed by CONSOL to CTH exceed the amount of fees and expenses owed by CTH under this Agreement during such month, the excess Water Sales Credits shall be applied to the following month(s). Any credits owed to CTH under this Section 2.7 shall not expire until termination of this Agreement, at which time any accumulated credits shall expire without any additional compensation owed by CONSOL to CTH.

2.8 Audit. CTH, upon reasonable written notice to CONSOL, shall have the right to audit CONSOL’s accounts and records relating to the Water Services for any Term Year within the 24-month period following the end of such Term Year. CONSOL shall not bear any portion of CTH’s audit cost incurred under this Section 2.8. The audits shall not be conducted more frequently than bi-annually without the prior approval of CONSOL. Upon the completion of any such audit the results of which evidence an overcharging by CONSOL for Water Services rendered or any inaccuracies in any Water Sales Credits, CTH may notify CONSOL of such overcharge or inaccuracy and request reimbursement or other compensation thereof, and such notice shall include CTH’s calculations and reasonable data supporting such overcharge or inaccuracy. Within 30 days after receipt of CTH’s notice under this audit provision, CONSOL shall notify CTH if CONSOL disputes the results of the audit. CONSOL’s failure to notify CTH of such dispute within such time period shall be deemed to be agreement with the audit results. If CONSOL timely notifies CTH that it disputes the audit results, then each of CONSOL and CTH shall designate a representative, and, not later than 10 Business Days from such selection, such representatives shall meet in an effort to resolve such disputed audit results. Such representatives shall attempt to agree on a resolution of such dispute within 10 Business Days from meeting. Upon such deadline, if no consensual resolution has been reached, either Party may cause such dispute to be submitted to arbitration in accordance with Section 2.9. This Section 2.8 shall survive the expiration or termination of this Agreement for a period of 24 months.

2.9 Arbitrator. In the event that the Parties cannot reach agreement regarding any disputes regarding (i) amounts invoiced hereunder pursuant to Section 2.7 or Section 2.8 or (ii) the Treatment Fee or Water Sales Credit applicable to the Treatment Services or any Water Sales Agreement during each succeeding Term Year following the initial Term Year, either Party may refer the remaining matters in dispute to the Philadelphia, Pennsylvania office of a mutually agreeable nationally recognized accounting firm (the “Arbitrator”) for review and final determination by arbitration. Should such selected firm fail or refuse to agree to serve as Arbitrator within ten Business Days after receipt of a written request from any Party to serve, and should the Parties fail to agree in writing on another replacement Arbitrator within five Business Days after the end of that ten-day period, or should no replacement Arbitrator agree to serve within 30 days after the original written request pursuant to this Section 2.9, the Arbitrator shall be a nationally recognized accounting firm appointed by the Philadelphia office of the American Arbitration Association. The Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on the Parties, without right of appeal. The Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its case. The fees, costs and expenses of the Arbitrator, shall be allocated between the Parties based upon the percentage which the portion of the disputed matters not awarded to such Party bears to the amount actually contested by such Party. The provisions of this Section 2.9 shall survive the expiration or termination of this Agreement.

2.10 Permits. Subject to Section 2.11, CTH shall be responsible for obtaining and/or maintaining all permits required by Law and necessary for CONSOL to provide the Water Services.

2.11 Notices. In the event either Party receives (a) a notice of non-compliance with, or violation of, any permit related to the Water Services, (b) a notice or information related to Treatment Water being discharged that is not in compliance with quality standards imposed by any applicable permit, contract or Law, or (c) any other notice or information related to the Water Services or terms of this Agreement (collectively, “Notices”), the receiving Party shall, as soon as reasonably practical, forward such Notice to the other Party. To the extent, CONSOL provides CTH any Notice related to the discharge of Treatment Water, CTH shall be responsible for complying with all self-reporting requirements in accordance with all applicable permits, contracts and/or Laws.

ARTICLE III

LIABILITY OF THE PARTIES; INDEMNIFICATION

3.1 Release. Except as set forth in Section 3.2 and Section 2.4(b), each Party hereby releases, discharges and forever waives any claims against the other Party with respect to any breach of this Agreement.

3.2 Omnibus Agreement Indemnities. The Parties hereby acknowledge and agree that, except for the rights of the Parties to terminate this Agreement pursuant to Article IV and as set forth in Section 2.5(c), the indemnities set forth under the Omnibus Agreement shall be the Parties’ exclusive remedies with respect to any breach of this Agreement. For the avoidance of doubt, except as set forth in the Omnibus Agreement, in no event shall CONSOL have any liability under this Agreement or applicable Law, with respect to the provision of the Water Services under this Agreement for any claim, damage, loss or liability sustained or incurred in connection with the provision of the Water Services or any breach of any provision of this Agreement.

3.3 Disclaimer. NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT TO THE CONTRARY, CONSOL MAKES NO, AND DISCLAIMS ANY, REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE PERFORMANCE OR RESULTS OF THE WATER SERVICES OR ANY DATA OR INFORMATION PROVIDED BY CONSOL HEREUNDER.

3.4 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE IV

TERM; TERMINATION

4.1 Term. This Agreement will commence on the Execution Date and will remain in full force and effect for an initial term of five years (the “Initial Term”) and will continue in full force and effect thereafter for successive one year periods (each, an “Additional Term”) unless terminated by either Party at the end of the Initial Term or any Additional Term by giving not less than 30 days’ prior written notice, subject in each case to earlier termination in accordance with Section 4.2 or Section 4.3 (such period of time, the “Term”).

4.2 CONSOL Termination. CONSOL may terminate this Agreement upon written notice to CTH upon the Bankruptcy of CTH.

4.3 CTH Termination. CTH may terminate this Agreement upon written notice to CONSOL following the occurrence of any one or more of the following:

(a) the Bankruptcy of CONSOL; or

(b) an action constituting willful misconduct or gross negligence on the part of CONSOL in connection with the performance of the Water Services.

4.4 Effect of Termination. The terms of Article III, this Article IV and Article VI shall survive any termination of this Agreement. The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that had accrued prior to the termination of this Agreement nor deprive a Party not in breach (other than a breach because such Party is rightfully withholding performance in response to a breach by the other Party) of its rights to any remedy otherwise available to such Party.

ARTICLE V

FORCE MAJEURE

5.1 Force Majeure. If any Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give to the other Party prompt written notice of the Force Majeure with reasonably full particulars concerning it; thereupon, the obligations of the Party giving notice, so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. The affected Party shall use all reasonable efforts to remove, mitigate and/or remedy the Force Majeure situation as quickly as practicable. The requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by the Party involved, contrary to its wishes; the method by which all such difficulties shall be handled shall be entirely within the discretion of the affected Party; provided, however, the foregoing shall not relieve such Party of its obligations to take other measures to remove, mitigate and/or remedy any delay or suspension resulting from such labor difficulties.

ARTICLE VI

MISCELLANEOUS

6.1 Assignment. This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of the other Party. No assignment hereunder by any Party shall relieve such Party of any obligations and responsibilities hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and, to the extent permitted by this Agreement, their successors, legal representatives and permitted assigns.

6.2 Notices. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid or by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed either by written confirmation or U.S. Express Mail), in each case, addressed to the appropriate Person at the address for such Person as follows:

If to CONSOL:

CNX Water Assets LLC

1000 CONSOL Energy Drive

Canonsburg PA, 15317

Attention: Director Water Marketing

Email: marshallroberts@consolenergy.com

with a copy to:

Attention: Vice President

Email: stevejohnson@consolenergy.com

If to CTH:

CNX Thermal Holdings LLC

1000 CONSOL Energy Drive

Canonsburg PA, 15317

Attention: Chief Financial Officer

Email: LoriRitter@consolenergy.com

with a copy to:

Attention: General Counsel

Email: MarthaWiegand@consolenergy.com

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Party may change their contact information for notice by giving notice to the other Parties in the manner provided in this Section 6.2.

6.3 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver, or cause to be executed and delivered, any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated herein.

6.4 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

6.5 Waiver; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

6.6 Entire Agreement; Conflicts. This Agreement and the Omnibus Agreement, constitute the entire agreement of the Parties and their Affiliates relating to the transactions contemplated hereby and supersede all provisions and concepts contained in all prior letters of intent, memoranda, agreements or communications between the Parties or their Affiliates relating to the transactions contemplated hereby. In the event of a conflict between (a) the terms and provisions of this Agreement and the terms and provisions of any Appendix hereto or (b) the terms and provisions of this Agreement and the terms and provisions the Omnibus Agreement, in each case, the terms and provisions of the Omnibus Agreement shall govern and control; provided, however, that the inclusion of any terms and conditions in the Appendix hereto or the Omnibus Agreement which are not addressed in this Agreement shall not be deemed a conflict.

6.7 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties and expressly identified as an amendment or modification.

6.8 Governing Law; Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the Laws of another state. The Parties hereby acknowledge and agree that Section 6.2(b) of the Omnibus Agreement shall apply to this Agreement mutatis mutandis.

6.9 Parties in Interest. Except as expressly set forth in this Agreement, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

6.10 Preparation of Agreement. All of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, it is the intent of the Parties that no presumption shall arise based on the identity of the draftsman of this Agreement.

6.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

CONSOL: CNX WATER ASSETS LLC

By:
Name:
Title:

CTH: CNX THERMAL HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Water Supply and Services Agreement]

APPENDIX I

Definitions

“Arbitrator” has the meaning set forth in Section 2.9.

“Additional Term” has the meaning set forth in Section 4.1.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is Under Common Control With such Person; provided, however, that for purposes of this Agreement, General Partner, the Partnership and any subsidiaries of the Partnership, including CTH, shall be deemed not to be “Affiliates” of CONSOL.

“Agreed Rate” means, on the applicable date of determination, the LIBOR Rate plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 60 days after the filing or an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 60 day period.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in the State of Pennsylvania are generally open for business.

“CONSOL” has the meaning set forth in the Preamble.

“CTH” has the meaning set forth in the Preamble.

“CTH Facilities” has the meaning set forth in Section 2.4(a).

“CTH Indemnified Parties” means CTH and its Affiliates, and all of its and their respective partners, members, directors, officers, managers, employees, agents and representatives.

“Control” (including the terms “Controlled” and “Under Common Control With”) means with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

APPENDIX I

“Dam Supply Pipeline” means CTH’s water supply pipeline that connects the Washington Dam to the Farmer’s Lane Tank.

“Delivery Point” means the Farmers Lane Delivery Point or such other mutually agreeable delivery points as reasonably designated in advance by CTH.

“Discharge Pipelines” means CTH’s water discharge pipelines downstream of the Water Treatment Facility.

“Execution Date” has the meaning set forth in the Preamble.

“Farmers Lane Delivery Point” means the point of delivery of Purchased Water at the Farmers Lane Tank located at 40.091928, -80.29067.

“Force Majeure” means an act of God; strike, lockout or other similar disturbance; act of the public enemy; war; blockade; public riot; lightning, fire, storm, flood or other act of nature or the elements; explosion; action, delay or inaction of a Governmental Authority that is reasonably unforeseen or unexpected; unavailable equipment not within the control of the Party claiming suspension; and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

“General Partner” means CNX Coal Resources GP LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Initial Term” has the meaning set forth in Section 4.1.

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Losses” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Mine Operations Water” has the meaning set forth in the Recitals.

“Mine Produced Water” has the meaning set forth in the Recitals.

“Nominated Volume” has the meaning set forth in Section 2.1(c).

APPENDIX I

“Non-Acquired Volumes” means, with respect to a quarter, an amount equal to (i) 90% of the Nominated Volumes, stated in gallons, during such quarter minus (ii) the aggregate volume of Purchased Water, stated in gallons, actually received by CTH during such quarter.

“Notices” has the meaning set forth in Section 2.11.

“Omnibus Agreement” means that certain Omnibus Agreement dated as of the Execution Date, by and among CONSOL Energy Inc., General Partner, Partnership and the other parties thereto, as the same may be amended, revised, supplemented or otherwise modified from time to time.

“Owning Parties” means collectively, CTH, Conrhein Coal Company and Consol Pennsylvania Coal Company LLC, and each of their successors and assigns.

“Partnership” means CNX Coal Resources LP, a Delaware limited partnership.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Pennsylvania Mine Complex” has the meaning set forth in the Recitals.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Purchased Water” has the meaning set forth in Section 2.1(a).

“Receipt Points” means the point of receipt of Treatment Water at the Water Treatment Facility or such other mutually agreeable receipt points as reasonably designated in advance by CTH, and “Receipt Point” means any of them.

“Shortfall Volumes” means, the amount of Non-Acquired Volumes (if any) for which CONSOL could reasonably have provided water supply services to Third Parties under a then-existing contract or spot sales arrangement (or any contract or spot sales arrangement that CONSOL could potentially have entered into) but for the existence of this Agreement and the commitments hereunder; provided, however, if CONSOL did not have the ability to sell to viable purchasers all of its available water supply on commercially reasonable terms for such quarter then the Shortfall Volumes shall be deemed to be zero.

“Supply Fee” means $0.0035 per gallon, as may be amended from time to time by the Parties pursuant to Section 2.1(d).

“Supply Services” means the delivery of such Purchased Water to the Delivery Point(s).

“Term” has the meaning set forth in Section 4.1.

“Term Year” means, as applicable, the period of time from the Execution Date until the one year anniversary of the Execution Date or any annual period thereafter.

APPENDIX I

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Treatment Fee” means $0.00191 per gallon, as may be amended from time to time by the Parties pursuant to Section 2.2(b).

“Treatment Services” means the receipt at the Receipt Point(s), handling, treatment (including sampling and testing to ensure any discharged Treatment Water complies with the standards set forth in any applicable permit), transportation and disposal of Mine Produced Water.

“Treatment Water” means any such Mine Produced Water with respect to which CTH elects for CONSOL to provide the Treatment Services.

“Water Services” means, collectively, the Supply Services, the Treatment Services and the Operational Services.

“Water Source” means any source of water owned and/or operated by CTH.

“Water Sales Agreements” means any agreement entered into by CONSOL for the marketing and/or sale of water obtained from a Water Source and/or the CTH Facilities (but excluding water obtained from any interconnection with the Dam Supply Pipeline installed by CONSOL), including (a) that certain Water Sales Agreement dated September 4, 2014, by and between CONSOL Pennsylvania Coal Company, LLC and CNX Gas Company LLC and (b) that certain Water Sales Agreement dated August 21, 2014, by and between CONSOL Pennsylvania Coal Company, LLC and Rice Energy Inc.

“Water Sales Credit” means a credit equal to 20% of the net profits received under the Water Sales Agreements.

“Water Treatment Facility” means that certain water treatment facility commonly referred to as the 18-H Water Treatment Facility and located at 39.8726, -80.5473.

APPENDIX I